UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2020

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 770-879-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On January 13, 2020, Williams Industrial Services Group Inc. (the “Company”) amended each of its outstanding credit agreements, as further described below.

Amendment to the Centre Lane Agreement

The Company previously disclosed that it entered into certain amendments to its Senior Secured Credit Agreement, dated September 18, 2018, by and among the Company, as borrower, Centre Lane Partners Master Credit Fund II, L.P., an affiliate of Centre Lane Partners, LLC, as administrative agent and collateral agent (“Centre Lane”), and the other lenders from time to time party thereto (as amended or supplemented from time to time, the “Centre Lane Agreement”).

On January 13, 2020 (the “CL Closing Date”), the Company entered into the Third Amendment to the Centre Lane Agreement (the “Centre Lane Amendment”) to, among other things, change the leverage ratio requirement to a “net” leverage ratio, enabling the Company to net unrestricted cash and cash equivalents in excess of $2.5 million against its Total Debt (as defined in the Centre Lane Agreement) when determining the total net leverage ratio; amend the calculation of Consolidated Adjusted EBITDA (as defined in the Centre Lane Agreement); revise the required levels of the total net leverage ratio and minimum Consolidated Adjusted EBITDA for certain future periods; decrease the minimum required liquidity to $1.5 million; increase the prepayment premium required when voluntarily prepaying amounts outstanding under the Centre Lane Agreement to 2% for the year following the CL Closing Date and 1% for the second year following the CL Closing Date; require the payment of a $175,000 amendment fee; and make certain other changes to the Centre Lane Agreement, in each case subject to the terms and conditions of the Centre Lane Amendment. The amount of principal indebtedness outstanding under the Credit Lane Agreement remains unchanged.

Amendment to the MidCap Agreement

The Company also previously disclosed that it entered into certain amendments to its Credit and Security Agreement, dated October 11, 2018, by and among the Company and certain of its wholly-owned U.S. subsidiaries, each as a borrower, MidCap Funding IV Trust, an affiliate of MidCap Financial Trust, as agent and as a lender, and other lenders from time to time party thereto (as amended or supplemented from time to time, the “MidCap Agreement”).

On January 13, 2020 (the “MC Closing Date”), the Company entered into the Third Amendment to the MidCap Agreement (the “MidCap Amendment”) to, among other things, extend the maturity date of the revolving loan facility by one year to October 11, 2022 and increase the maximum principal amount of revolving loans by $10.0 million to $25.0 million. The MidCap Amendment also changes the leverage ratio requirement to a “net” leverage ratio, enabling the Company to net unrestricted cash and cash equivalents in excess of $2.5 million against its Total Debt (as defined in the MidCap Agreement) when determining the total net leverage ratio; amends the calculation of consolidated adjusted EBITDA; revises the required levels of the total net leverage ratio and minimum consolidated adjusted EBITDA for certain future periods; requires the payment of a $150,000 amendment fee; increases the monthly collateral management fee and a certain prepayment fee; and makes certain other changes to the MidCap Agreement, in each case subject to the terms and conditions of the MidCap Amendment.

In addition to the above, both the Centre Lane Amendment and the MidCap Amendment require certain Canadian subsidiaries of the Company to become guarantors under the respective credit agreement and to grant liens on their assets to secure such guarantees, and the Company is required to complete its proposed rights offering, for which it filed a Registration Statement on Form S-1 (File No. 333-234702) on November 14, 2019, on or before March 13, 2020. The Company does not have any obligation to repay debt under the MidCap Agreement with the proceeds of the rights offering and Centre Lane has agreed to exclude the proceeds of the rights offering from the applicable mandatory prepayment provisions of the Centre Lane Agreement. Therefore, as previously disclosed, the Company expects to use the net proceeds from the rights offering and the refinancing for working capital and general corporate purposes to fund the Company’s strategic growth initiatives.

The Company expects to include each of the Centre Lane Amendment and MidCap Amendment as an exhibit to a future periodic report, to be filed with the U.S. Securities and Exchange Commission. The foregoing descriptions do not constitute a complete summary of the terms of the Centre Lane Amendment or the MidCap Amendment and are qualified in their entirety by reference to the full text of the respective amendment.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01                                           Other Events.

On January 15, 2020, the Company issued a press release relating to the matters described in this report, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release, dated January 15, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2020

Williams Industrial Services Group Inc.

	By:	/s/ Charles E. Wheelock
Charles E. Wheelock
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary